Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Third Quarter 2005 Financial Results

Waltham, MA — November 4, 2005 - PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and nine months ended September 30, 2005.  All per share amounts have been retroactively restated for all periods presented to reflect a 1-for-5 reverse stock split of the Company’s common stock effected on November 1, 2005.

Third Quarter 2005 Results

The Company’s net loss for the three months ended September 30, 2005 was approximately $5,168,000, or $0.49 per diluted share, compared to a net loss of approximately $13,954,000, or $1.33 per diluted share, for the three months ended September 30, 2004.  The decreased net loss for the three months ended September 30, 2005, compared to the three months ended September 30, 2004, was due primarily to reduced expenses resulting from the Company’s strategic restructuring announced in May 2005, as well as the recognition of approximately $1,806,000 of deferred revenues relating to the Company’s former collaboration with Schering AG.  The expense reductions related principally to the voluntary discontinuation of promotional activities for Plenaxis® in the United States and a reduction in headcount in May 2005.  Expenses incurred during the third quarter of 2005 related primarily to clinical development of the Company’s investigational compound, PPI-2458, the advancement of its Direct Select™ drug discovery technology and general and administrative expenses.

For the nine months ended September 30, 2005, the Company’s net loss was approximately $59,883,000, or $5.71 per diluted share, compared to a net loss of approximately $44,176,000, or $4.22 per diluted share, for the nine months ended September 30, 2004.  The net loss for the nine months ended September 30, 2005 includes approximately $32,173,000 million of restructuring and asset impairment expenses recorded during the second quarter, of which approximately

$2,555,000 were severance costs associated with the headcount reduction referenced above.  At September 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $48,088,000, compared to approximately $83,349,000 at December 31, 2004.  The Company had 77 full-time employees at October 31, 2005, compared to 168 full-time employees at December 31, 2004.  The Company continues to expect that as a result of focusing its efforts and resources, its annual cash utilization will decrease to approximately $30.0 million per year beginning in 2006.  Accordingly, including the net proceeds from the sale of its facility and the settlement payment received from Schering AG during October 2005, the Company now expects that it should have available resources to allow it to pursue its current operating plan through approximately the end of 2007, and possibly longer assuming the successful partnering of either its Direct Select™ drug discovery technology or its PPI-2458 program, or the license or sale of the rights to Plenaxis® for commercialization on a regional or worldwide basis.

Commenting on the Company’s third quarter results, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “During the third quarter, we continued to execute our strategic plan put in place in connection with the strategic restructuring and refocusing of our operations announced earlier this year.  Our PPI-2458 clinical program continues to advance, and we continue to expand and enhance our Direct Select™ drug discovery technology and are in discussions regarding potential partnership opportunities for this technology.  Our plan to reduce our facility size and related costs was concluded with the sale and partial leaseback of our corporate headquarters in October, which provided approximately $18.8 million of net proceeds to the Company.”

“During the quarter, we gained approval to market Plenaxis® in Germany for a broad patient population,” Mr. McLaughlin continued.  “As previously announced, our former European partner elected to exit from the program, and in October we received a $4.0 million settlement payment in connection with the termination of their license agreement with us.  We are currently seeking a potential license or sale transaction that would enable the commercialization of Plenaxis® in Europe and other territories.”

Concluding his comments, Mr. McLaughlin stated, “In the period since the announcement of our strategic restructuring and refocusing, we have advanced our core programs and strengthened our financial position.  We expect to end the year with approximately $60.0 million in cash, cash equivalents and marketable securities.”

Conference Call

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EST).  This call will be broadcast live over the Internet at http://www.praecis.com, under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Friday, November 11, 2005, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 175611.  This press release, including the financial results relating to PRAECIS’ third quarter, are also available on PRAECIS’ web site under “News Center.”

Fourth Quarter and Year-End Results

The Company is planning to report fourth quarter and year-end 2005 results on February 3, 2006.  For information regarding live webcasts and investment community conference calls related to fourth quarter and year-end results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the Company’s expected cash position as of the end of 2005 and its expected cash utilization through approximately the end of 2007, the Company’s plans for seeking a partnership relating to the Company’s Direct Select™ technology and for the continued clinical development and partnering of PPI-2458, and the Company’s plans to seek a license or sale transaction relating to Plenaxis® that would enable the commercialization of the product in Europe and other territories.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to manage operating expenses, unexpected expenditures, the interest of, and financial and other terms required by, other parties with respect to a possible license or sale transaction relating to Plenaxis®, the Company’s ability to continue development of and successfully partner its Direct Select™ technology and PPI-2458, unexpected results in ongoing and future clinical or preclinical trials, and the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations*

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenues:
Product sales	$1,032	$282	$2,088	$1,437
Licensing and other revenues	42	1,806	120	1,924
Total revenues	1,074	2,088	2,208	3,361

Costs and expenses:
Cost of goods sold	181	97	1,461	3,889
Research and development	7,369	5,333	23,044	18,892
Sales and marketing	5,559	203	14,983	5,988
General and administrative	1,885	1,489	7,063	5,456
Restructuring and asset impairment	—	—	—	28,680
Total costs and expenses	14,994	7,122	46,551	62,905

Operating loss	(13,920)	(5,034)	(44,343)	(59,544)

Interest (expense) income, net	(34)	(134)	167	(339)

Net loss	$(13,954)	$(5,168)	$(44,176)	$(59,883)

Basic and diluted net loss per common share	$(1.33)	$(0.49)	$(4.22)	$(5.71)

Weighted average number of basic and diluted common shares outstanding	10,476	10,494	10,457	10,488

*                 All per share amounts and shares outstanding have been retroactively restated for all periods presented to reflect a 1-for-5 reverse stock split of the Company’s common stock effected on November 1, 2005.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2005

Cash and cash equivalents	$11,178	$41,621
Marketable securities	72,171	6,467
Accounts receivable and other current assets	2,097	1,585
Building - held-for-sale	—	39,811
Net fixed assets	64,538	4,055
Inventory and other long-term assets	4,323	1,344

Total assets	$154,307	$94,883

Current liabilities	$9,039	$39,269
Long-term liabilities	33,095	3,174
Total stockholders’ equity	112,173	52,440

Total liabilities and stockholders’ equity	$154,307	$94,883